Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
SEITEL, INC., et al.,	)	Case No. 03-12227 (PJW)
)
Debtors.	)	(Jointly Administered)

Docket No. 772

FINDINGS OF FACT, CONCLUSIONS OF LAW AND
ORDER CONFIRMING DEBTORS' THIRD AMENDED
JOINT PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

(1) The Debtors are the following entities: Seitel, Inc.; Seitel Management, Inc.; N360X, L.L.C.; Seitel Delaware, Inc.; Seitel Data Corp.; Seitel Data, Ltd.; Seitel Offshore Corp.; Datatel, Inc.; Seitel Solutions, Inc.; Seitel Solutions, L.L.C.; Seitel Solutions, Ltd.; SI Holdings, G.P.; Seitel Solutions Holdings, L.L.C.; Seitel Canada Holdings, Inc.; SEIC, Inc.; SEIC, L.L.C.; DDD Energy, Inc.; Energy Venture Holdings, L.L.C.; Endeavor Exploration, L.L.C.; Seitel Geophysical, Inc.; Seitel Gas & Energy Corp.; Seitel Power Corp.; Geo-Bank, Inc.; Alternative Communication Enterprises, Inc.; EHI Holdings, Inc.; Exsol Inc.; Seitel IP Holdings, LLC; Seitel Natural Gas, Inc.; Seitel Canada L.L.C.; Matrix Geophysical, Inc.; and Express Energy I, LLC.

TABLE OF CONTENTS

RECITALS		1

FINDINGS OF FACT AND CONCLUSION OF LAW		4

1	Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157, 1334(a), 1408 and 1409)	4
2	Judicial Notice	5
3	Burden of Proof	5
4	Transmittal and Mailing of Materials, Notice	5
5	Plan Compliance with the Applicable Provisions of the Code (11 U.S.C. § 1129(a)(1))	5
6	Debtors' Compliance with the Applicable Provisions of the Code (11 U.S.C. § 1129(a)(2))	7
7	Classes Deemed to Have Rejected the Plan	8
8	Impaired Classes that Voted to Accept the Plan	8
9	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3))	8
10	Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4))	8
11	Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5))	9
12	No Rate Changes (11 U.S.C. § 1129(a)(6))	9
13	Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7))	9
14	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8))	10
15	Treatment of Priority Claims (11 U.S.C. § 1129(a)(9))	10
16	Acceptance of at Least One Impaired Class (11 U.S.C. § 1129(a)(10))	12
17	Feasibility (11 U.S.C. § 1129(a)(11))	12
18	Payment of Certain Fees (11 U.S.C. § 1129(a)(12))	12
19	Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13))	12
20	Principal Purpose	13
21	Modifications to Plan	13
22	Good Faith Solicitation (11 U.S.C. § 1125(e))	13
23	Documentation	14
24	Tax Provisions	14
25	Issuance of Plan Securities and Other Securities	14
26	Securities Laws Exemption	15
27	Rule 9019(a) Settlement	15
28	Releases	16
29	Director Claims	16
30	Investment Banker Retentions for Plan Transactions	16
31	Satisfaction of Confirmation Requirements	16
32	Commitment Letter and Exit Revolver	17
33	Retention of Jurisdiction	19

DECREES		19
1	Confirmation	19
2	Provisions of Plan and Order Non-Severable and Mutually Dependent	19
3	Plan Classification Controlling	20
4	Discharge	20
5	Releases and Indemnification by Debtors	21
6	Limited Releases by Holders of Claims and Equity Interests	22
7	Limited Indemnification of Directors, Officers and Employees	23
8	Exculpation	23
9	Preservation of Rights of Action	24
10	Cancellation of Equity Interests in Seitel and Exchange of Old Seitel Common Stock for Reorganized Seitel Common Stock and Shareholder Warrants	25
11	Binding Effect	25
12	Revesting of Assets	25
13	Continued Corporate Existence	26
14	Injunction	26
15	Continuation of Automatic Stay	27
16	Assumed Contracts and Leases	28
17	Subordination	30
18	Modifications To Plan	31
19	General Authorizations; Plan Modifications	33
20	Authorizations Under Applicable State Law	34
21	Survival of Provisions of DIP Financing Orders	35
22	Exemption From Certain Transfer Taxes	36
23	Professional Compensation and Reimbursement Claims	37
24	Payment of Fees	37
25	Effect of Failure of Conditions	37
26	Retention of Jurisdiction	38
27	Execution by Third Parties	38
28	Exemption from Securities Laws	38
29	Good Faith Purchaser	39
30	Notice of Entry of Confirmation Order	39
31	References to Plan Provisions	39
32	Confirmation Order Controlling	40
33	Reversal	40
34	Applicable Non-Bankruptcy Law	40
35	Rule 9019(a) Settlement	40
36	Issuance of New Options	41
37	Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan	41
38	Investment Bankers' Retention for Plan Transactions	42
39	Commitment Letter and Exit Revolver	42
40	High Yield Offering - Escrowed Proceeds	44
41	Specific Performance	44
42	Effectiveness of Order	44
43	Objections Overruled	45

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
SEITEL, INC., et al.,	)	Case No. 03-12227 (PJW)
)
Debtors.	)	(Jointly Administered)

FINDINGS OF FACT, CONCLUSIONS OF LAW AND
ORDER CONFIRMING DEBTORS' THIRD AMENDED
JOINT PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

RECITALS

A.  Seitel, Inc. ("Seitel") and its direct and indirect subsidiaries, the above-captioned debtors and debtors in possession (each a "Debtor," and collectively, the "Debtors"), filed the Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, on February 6, 2004 (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Plan"), and the Debtors' Third Amended Disclosure Statement for Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, on February 6, 2004 (as amended, modified or supplemented from time to time and including all exhibits and schedules thereto, the "Disclosure Statement"). All capitalized terms contained herein and not otherwise defined herein shall be defined for purposes hereof as defined in the Plan.

B. On January 28, 2004, the Debtors filed a motion seeking the entry of an Order: (i) approving the form and manner of notice of the confirmation hearing and approving solicitation packages; (ii) scheduling the confirmation hearing; (iii) approving procedures for distribution of solicitation packages; (iv) approving the forms of ballots; (v) establishing the last date for receipt of ballots; (vi) approving procedures for vote tabulation; (vii) establishing the deadline and procedures for filing objections to confirmation of the plan; and (viii) granting related relief (the "Voting Procedures Motion"). Notice of the hearing to consider approval of the Disclosure Statement and the last day for filing objections to the Disclosure Statement was sent on or about January 28, 2004, by first class mail, postage prepaid, to all of the Debtors' known creditors, equity security holders and the office of the United States Trustee. Affidavits of service attesting to such notice have been filed with the Court.

(2)  The Debtors are the following entities: Seitel, Inc.; Seitel Management, Inc.; N360X, L.L.C.; Seitel Delaware, Inc.; Seitel Data Corp.; Seitel Data, Ltd.; Seitel Offshore Corp.; Datatel, Inc.; Seitel Solutions, Inc.; Seitel Solutions, L.L.C.; Seitel Solutions, Ltd.; SI Holdings, G.P.; Seitel Solutions Holdings, L.L.C.; Seitel Canada Holdings, Inc.; SEIC, Inc.; SEIC, L.L.C.; DDD Energy, Inc.; Energy Venture Holdings, L.L.C.; Endeavor Exploration, L.L.C.; Seitel Geophysical, Inc.; Seitel Gas & Energy Corp.; Seitel Power Corp.; Geo-Bank, Inc.; Alternative Communication Enterprises, Inc.; EHI Holdings, Inc.; Exsol Inc.; Seitel IP Holdings, LLC; Seitel Natural Gas, Inc.; Seitel Canada L.L.C.; Matrix Geophysical, Inc.; and Express Energy I, LLC.

C. On February 5, 2004, this Court held a hearing to consider the adequacy of the Disclosure Statement. On February 6, 2004, this Court entered an amended Order (i) approving the Disclosure Statement; (ii) approving the form and manner of notice of the confirmation hearing and approving solicitation packages; (iii) scheduling the confirmation hearing; (iv) approving procedures for distribution of solicitation packages; (v) approving the forms of ballots; (vi) establishing the last date for receipt of ballots; (vii) approving procedures for vote tabulation; (viii) establishing the deadline and procedures for filing objections to confirmation of the plan; and (ix) granting related relief (the "Voting Procedures Order").

D. On or about February 12, 2004, pursuant to the terms of the Voting Procedures Order, the Debtors' solicitation agent, Delaware Claims Agency ("DCA") and its agent, Innisfree M&A Incorporated ("Innisfree"), caused Solicitation Packages, as defined in the Voting Procedures Order, to be distributed in accordance with the Voting Procedures Order.

E. On March 16, 2004, the Debtors filed the Affidavit of Joseph L. King Certifying Voting on and Tabulation of Ballots of Creditors' Acceptance or Rejection of the Debtors' Third Amended Plan (the "DCA Voting Report"), which has attached as Exhibit "B" thereto the Affidavit of Jane Sullivan of Innisfree (the "Innisfree Voting Report" and together with the DCA Voting Report, the "Voting Reports"), attesting to and certifying the method and results of the ballot tabulation for the Classes of Claims and Equity Interests voting to accept or reject the Plan Class 3 (Unsecured Claims) and Class 6 (Old Seitel Common Stock).

F. The Debtors received an objection to confirmation (the "Objection") of the Plan from the United States Trustee, which Objection is filed as Document No. 747. The Objection has been resolved. No other objections were received or filed.

G. On March 16, 2004, the Debtors filed a memorandum of law (the "Confirmation Memorandum") in support of confirmation of the Plan, filed as Document No. 763.

H. On March 16, 2004, the Debtors filed an Offer of Proof in support of confirmation of the Plan, filed as Document No. 762 (the "Offer of Proof").

I. On March 16, 2004, the Debtors filed affidavits in support of confirmation of the Plan (the "Affidavits"), filed as exhibits to the Offer of Proof.

J. The confirmation hearing was held on March 18, 2004 (the "Confirmation Hearing").

NOW, THEREFORE, based upon the Court's review of the Affidavits, the Offer of Proof, the Confirmation Memorandum, the affidavits of mailing with respect to the Solicitation Procedures, and the Voting Reports, and upon (i) all of the evidence proffered or adduced and arguments of counsel made at the Confirmation Hearing, and (ii) the entire record of these chapter 11 cases (the "Chapter 11 Cases"), and after due deliberation thereon and good cause appearing therefor:

(3) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. See Fed. R. Bankr. P. 7052.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED AS FOLLOWS:

1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157, 1334(a), 1408 and 1409)

This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. § 1408. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the United States Bankruptcy Code (the "Code") and should be confirmed.

2. Judicial Notice

This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

3. Burden of Proof

The Debtors, as proponents of the Plan, have met their burden of proving the elements of Sections 1129(a) and (b) of the Code by a preponderance of the evidence.

4. Transmittal and Mailing of Materials, Notice

The Solicitation Packages were transmitted and served in compliance with the Voting Procedures Order and the Federal Rules of Bankruptcy Procedure (the "Rules"), and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other deadlines, dates and hearings described in the Voting Procedures Order was given in compliance with the Rules and the Voting Procedures Order, and no other or further notice is or shall be required.

5. Plan Compliance with the Applicable Provisions of the Code (11 U.S.C. § 1129(a)(1))

As set forth below, the Plan complies with the applicable provisions of the Code, thereby satisfying Section 1129(a)(1) of the Code.

(a) Proper Classification of Claims and Interests (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, and unclassified DIP Financing Claims, the Plan designates ten Classes of Claims and Equity Interests. The Claims or Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims or Equity Interests. Thus, the Plan satisfies Sections 1122 and 1123(a)(1) of the Code.

(b) Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan specifies that each of Class 1 (Other Priority Claims), Class 2 (Harney Secured Claim), Class 2A (Other Secured Claims), Class 4 (Pearlman Claims), Class 5 (Securities Claims) and Class 9 (Intercompany Claims) are not impaired under the Plan, thereby satisfying Section 1123(a)(2) of the Code.

(c) Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Section 3.2 of the Plan designates each of Class 3 (Unsecured Claims), Class 6 (Old Seitel Common Stock), Class 7 (Old Subsidiary Equity Interests) and Class 8 (Pre-Petition Warrants) as impaired and specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying Section 1123(a)(3) of the Code.

(d) Equal Treatment Within Classes (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest in a particular Class unless the Holder of a particular Claim or Equity Interest in such Class has agreed to a less favorable treatment of its Claim or Equity Interest, thereby satisfying Section 1123(a)(4) of the Code.

(e) Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying Section 1123(a)(5) of the Code.

(f) Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). Section 5.6(a) of the Plan provides that the Amended Certificates of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by Section 1123(a) of the Code, thereby satisfying Section 1123(a)(6) of the Code.

(g) Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)). The Debtors properly and adequately disclosed the identity and affiliations of all individuals proposed to serve as directors or officers on and after the Effective Date. The appointment or employment of such individuals or entities is consistent with the interests of the creditors and with public policy and, accordingly, satisfies the requirements of Section 1123(a)(7) of the Code.

(h) Rule 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Rule 3016(a).

(i) Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Code.

6. Debtors' Compliance with the Applicable Provisions of the Code (11 U.S.C. § 1129(a)(2))

The Debtors have complied with the applicable provisions of the Code, thereby satisfying Section 1129(a)(2) of the Code. Specifically:

(a) the Debtors are proper debtors pursuant to Section 109 of the Code and proper proponents of the Plan pursuant to Section 1121(a) of the Code;

(b) the Debtors have complied with applicable provisions of the Code, except as otherwise provided or permitted by orders of the Court; and

(c) the Debtors have complied with the applicable provisions of the Code, the Rules, and the Voting Procedures Order in transmitting the Solicitation Packages and in soliciting and tabulating votes on the Plan.

7. Classes Deemed to Have Rejected the Plan

Classes 7 (Old Subsidiary Equity Interests) and 8 (Pre-Petition Warrants) will receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to Section 1126(g) of the Code.

8. Impaired Classes that Voted to Accept the Plan

As evidenced by the Voting Reports which certified both the method and results of the voting, Classes 3 and 6 have accepted the Plan pursuant to the requirements of Sections 1124 and 1126 of the Code. Thus, at least one Impaired Class of Claims has voted to accept the Plan.

9. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3))

The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Section 1129(a)(3) of the Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, and the negotiation with the Official Committee of Equity Security Holders (the "Equity Committee"), Berkshire Hathaway Inc. and Ranch Capital, LLC (collectively, the "Largest Creditors") and Mellon HBV Alternative Strategies LLC ("HBV") in the formulation of the Plan. The Chapter 11 Cases were filed and the Plan was proposed with the legitimate and honest purposes of reorganizing the Debtors and expeditiously making distributions to the Debtors' creditors and equity holders. Furthermore, the Plan is the product of months of extensive, arm's-length negotiations among the Debtors, the Committee, the Largest Creditors, HBV, and their respective counsel and financial advisors. The Plan reflects the results of these negotiations and is reflective of the interests of all of the estates' constituencies.

10. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4))

Except as otherwise provided or permitted by the Plan, or certain orders of the Court, any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying Section 1129(a)(4) of the Code.

11. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5))

The Debtors have complied with Section 1129(a)(5) of the Code. The Amended Certificates of Incorporation and the Amended By-Laws provide that each Reorganized Debtor shall have a board of directors consisting of one or more members. The names and affiliations of each proposed officer and director of the Reorganized Debtors were disclosed prior to the Confirmation Hearing. The appointment to, or continuation in, such office of each of the proposed directors and officers of the Reorganized Debtors is consistent with the interests of creditors, equity security holders, and with public policy, thereby satisfying Section 1129(a)(5) of the Code.

12. No Rate Changes (11 U.S.C. § 1129(a)(6))

The Debtors' prices are not subject to governmental regulation. Thus, Section 1129(a)(6) of the Code is not applicable in these Chapter 11 Cases.

13. Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7))

The Plan satisfies Section 1129(a)(7) of the Code. The liquidation analysis contained in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged, and (iii) establish that each holder of a Claim or Equity Interest in an impaired Class either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

14. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8))

Each Class of Claims or Interests (other than Classes 7 and 8) either is not impaired under the Plan or has duly accepted the Plan in accordance with Section 1126 of the Bankruptcy Code. With respect to Classes 7 and 8, the Plan satisfies the requirements of Section 1129(b) of the Code and thus may be confirmed without compliance with Section 1129(a)(8) because the Plan does not discriminate unfairly against, and is fair and equitable with respect to, such Classes, each within the meaning of Section 1129(b) of the Code and therefore the Debtors may permissibly "cram down" the Plan over the non-acceptance of the Plan by Classes 7 and 8.

15. Treatment of Priority Claims (11 U.S.C. § 1129(a)(9))

The Plan's treatment of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims satisfies the requirements of Sections 1129(a)(9)(A), (B) and (C) of the Code, respectively. The Plan provides for the payment in full, in Cash, on the Effective Date or as soon as practicable thereafter, of Allowed Administrative Claims, or on such other terms as may be agreed upon by such Holder of such Administrative Claim and the Debtors or the Reorganized Debtors with the consent of the Committee (not to be unreasonably withheld) or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan and unpaid as of the Effective Date, shall be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations. The Plan provides that, except with respect to Allowed Priority Tax Claims that the Debtors elect to pay pursuant to Section 2.2(b) or 2.2(c) of the Plan, each Allowed Priority Tax Claim shall be paid by the Debtors in full, in Cash upon the latest of (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors. Section 2.2(b) of the Plan provides that each Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the date when it would otherwise have been paid under Section 2.2(a), make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to Section 1129(a)(9)(C) of the Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors and the applicable governmental unit or as determined by the Bankruptcy Court. In addition, Section 2.2(c) of the Plan provides that if an Allowed Priority Tax Claim is for a tax assessed against property of a Debtor's estate and that Allowed Priority Tax Claim may also be classified as an Allowed Other Secured Claim, such Debtor may, at its option, elect to treat such Allowed Priority Tax Claim as an Allowed Other Secured Claim. Unless they agree with the Debtors to a different treatment, each Holder of an Allowed Class 1 Other Priority Claim, at the election of the Debtors, shall receive one of the following: (a) to the extent then due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtor on the Effective Date, or as soon thereafter as is practicable, or (b) to the extent not due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business.

16. Acceptance of at Least One Impaired Class (11 U.S.C. § 1129(a)(10))

As set forth in the Voting Report, at least one of the impaired Classes of Claims or Equity Interests (Classes 3 and 6) voting under the Plan has voted to accept the Plan and they have accepted the Plan in requisite numbers and amounts without the need to include any acceptance of the Plan by any insider.

17. Feasibility (11 U.S.C. § 1129(a)(11))

The Plan satisfies Section 1129(a)(11) of the Code because confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors. The Plan presents a workable scheme of reorganization and there is a reasonable probability that the provisions of the Plan will be successfully implemented. The Plan is found and determined to be feasible.

18. Payment of Certain Fees (11 U.S.C. § 1129(a)(12))

All fees payable on or before the Effective Date under 28 U.S.C. § 1930 either have been paid or will be paid on the Effective Date pursuant to Section 12.1 of the Plan. Accordingly, the Plan satisfies Section 1129(a)(12) of the Code.

19. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13))

The Debtors do not have any obligations with respect to retiree benefits (as defined in the Bankruptcy Code). Thus Section 1129(a)(13) of the Code is inapplicable, and is deemed satisfied.

20. Principal Purpose

The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e et seq.). The Plan, therefore, satisfies the requirements of Section 1129(d) of the Code.

21. Modifications to Plan

The modifications to the Plan set forth in decretal paragraph "18" hereof do not materially or adversely affect or change the treatment of any Claim or Equity Interest. Accordingly, pursuant to Rule 3019 these modifications do not require additional disclosure pursuant Section 1125 of the Code or the re-solicitation of acceptances or rejections pursuant Section 1126 of the Code nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

22. Good Faith Solicitation (11 U.S.C. § 1125(e))

Based upon the record before the Court, the Debtors, the Reorganized Debtors, the Committee, the Largest Creditors, the Funding Guarantors (as defined in the Plan, as modified by decretal paragraph "18" hereof), and each of their respective officers, directors, managers, members, affiliates, associates, employees, agents, attorneys, accountants, and other Professionals, have acted in good faith with respect to, and in compliance with, the provisions of the Code applicable to the offer, issuance, sale or purchase of the Plan Securities and have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Code and are entitled to the protections afforded by Section 1125(e) of the Code and the exculpatory and injunctive provisions set forth in Article X of the Plan.

23. Documentation

The execution, delivery and consummation of any documentation (including, without limitation, instruments of transfer) evidencing the transfer of the stock of the Debtors pursuant to the Plan may not be taxed under any law imposing a stamp or similar tax pursuant to Section 1146(c) of the Code.

24. Tax Provisions

Pursuant to Section 1146 of the Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, this Confirmation Order, shall not be taxed under any law imposing a stamp tax or similar tax.

25. Issuance of Plan Securities and Other Securities

The issuance of the Plan Securities by Seitel and the New Subsidiary Equity Interests by each of the other Reorganized Debtors pursuant to Section 5.3 of the Plan is hereby authorized without further act or action on the part of any holder of securities of any of the Reorganized Debtors and without any further act or action under applicable law, regulation, order, or rule.

26. Securities Laws Exemption

Except as provided below, the offer, sale and issuance of Plan Securities as provided in the Plan shall be exempt from the registration requirements of the Securities Act, pursuant to Section 1145(a) of the Code, such that the securities may be resold by the Holders thereof without transfer restrictions pursuant to Section 5 of and Rule 144 or Regulation S under the Securities Act, except to the extent that any such Holder is deemed to be an "underwriter" as defined in Section 1145(b)(1) of the Bankruptcy Code with respect to such securities. The offer and sale of the New Senior Notes in the High Yield Offering to the Initial Purchasers shall be exempt from Securities Act registration pursuant to Section 4(2) thereof and equivalent state securities and "blue sky" laws the resale thereof by the Initial Purchasers to "qualified institutional buyers" and a limited number of "accredited investors" (within the meaning of Rule 501(a) (1), (2), (3) and (7) of Regulation D under the Securities Act) shall be conducted in accordance with Rule 144A under the Securities Act or to persons in offshore transactions in reliance on Regulation S under the Securities Act. In the event that the issuance of any Plan Securities to the Funding Guarantors is deemed not to qualify for the exemption from the registration requirement provided under Section 1145(a)(1) of the Code, such Plan Securities will be issued in accordance with Section 4(2) of the Securities Act. The Shareholder Warrants shall not be exercisable until the Offered Shares Registration Statement is declared effective by the SEC.

27. Rule 9019(a) Settlement

Pursuant to Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and Equity Interests or controversies resolved pursuant to the Plan. The Bankruptcy Court's findings herein constitute its determination, upon consideration of governing legal standards that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the estates, and any Entity holding Claims against or Equity Interests in the Debtors.

28. Releases

The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the indemnification provided for in Section 6.4 of the Plan, the releases provided for in Section 10.4 of the Plan and the exculpation provided for in Section 10.6 of the Plan all subject to decretal paragraph "18" hereof, and such indemnification, releases and exculpation are fair and reasonable.

29. Director Claims

The Claims of the directors of the Debtors, and other relief reserved for them in the Plan and herein, is fair and reasonable, represents a reasonable compromise in respect of certain benefits afforded to them under the Plan, and should be approved, as set forth below.

30. Investment Banker Retentions for Plan Transactions

The retention and engagement of UBS Securities LLC ("UBS") and Jefferies & Company, Inc. ("Jefferies") on behalf of the Debtors to conduct the High Yield Offering and Warrant Offering as contemplated by the Plan and in accordance therewith, and with the engagement letters applicable to each as annexed as exhibits to the Plan Supplement, are in the best interests of the Debtors, the Creditors and Equity Interest Holders.

31. Satisfaction of Confirmation Requirements

The Plan satisfies all the requirements for confirmation set forth in Section 1129(a) of the Code, other than the requirements of subsection (8) thereof. The requirements of Section 1129(b) of the Code are satisfied as to Classes 7 and 8 because (a) there is no class of Claims or Equity Interests junior to such Classes retaining or receiving any property and (b) the Plan is fair and equitable, and does not discriminate unfairly with respect to such Classes.

32. Commitment Letter and Exit Revolver

(a) The Debtors filed with this Court a certain financing commitment letter (the "Commitment Letter"), executed by WFF and Seitel, Inc., and setting forth the terms and conditions under which WFF would provide to the Reorganized Debtors a $30 million senior secured revolving line credit facility. The Court hereby finds that there is cause to approve the Commitment Letter, and that entry of the Commitment Letter is in the best interests of the Debtors and the Debtors' estates. Accordingly, the Debtors are hereby authorized and directed to (i) enter into the Commitment Letter, (ii) pay to WFF the Deposit (as defined in the Commitment Letter), and (iii) pay to WFF the Closing Fee (as defined in the Commitment Letter), and upon the execution of the Commitment Letter, the Debtors and the Reorganized Debtors shall be bound by the terms of the Commitment Letter.

(b) The principal terms of the financing agreements between and among the Debtors, the Reorganized Debtors, and WFF are reflected in the Commitment Letter issued by WFF and described in the testimony offered at the Confirmation Hearing. The form and substance of the New WFF Credit Documents (which shall mean all loan, collateral security, pledge and guarantee agreements to be executed by the Reorganized Debtors, and other affiliates of each of such loan parties, in favor of WFF) which at this time have not been finalized, shall be satisfactory to WFF and its counsel, and which shall contain such conditions, covenants, defaults, representations and remedies as the WFF deems appropriate subject to the term of the Commitment Letter.

(c) The New WFF Credit Documents, inclusive of the loan, collateral security, pledge and guarantee agreements to be executed by the Reorganized Debtors, and such other instruments, documents, certificates, opinions and assurances as WFF may request in connection with funding the loans thereunder, are in the best interests of the Debtors, the Debtors' estates, and the Reorganized Debtors, have been negotiated in good faith and at arm's length and without intent to hinder, to delay or to defraud any creditor of the Debtors or the Reorganized Debtors, and the transactions contemplated thereunder shall be deemed to have been entered into in good faith and for good and valuable consideration and in exchange for reasonably equivalent value and following the consummation of the transactions contemplated none of the Reorganized Debtors will be left with unreasonably small capital.

(d) The terms and conditions of the New WFF Credit Documents (inclusive of the New WFF Loan and Security Agreement) and the forms thereof as may be finalized, upon the execution thereof by the Debtors and the Reorganized Debtors, shall constitute the legal, valid and binding obligations of the Debtors and the Reorganized Debtors, enforceable against the Debtors and the Reorganized Debtors in accordance with their respective terms and are entered into for good and valuable consideration, including the benefits of the Plan. Nothing in this Confirmation Order or in the Plan shall release, adversely modify or impair the enforceability or priority of any obligation or lien entered into or created in connection with the New WFF Credit Documents (inclusive of the New WFF Loan and Security Agreement). By the terms of this Confirmation Order, but subject to the New WFF Credit Documents (inclusive of the New WFF Loan and Security Agreement), the Reorganized Debtors shall grant to WFF valid and duly effected, first-priority liens on and security interests in all of the Reorganized Debtors' assets as more particularly described therein, but exclusive of the stock of Reorganized Seitel.

(e) The liens and security interests to be granted by the Reorganized Debtors in favor of WFF under the New WFF Credit Documents (inclusive of the New WFF Loan and Security Agreement) shall be perfected on the Effective Date. The Reorganized Debtors are hereby authorized, without further approval by the Bankruptcy Court, the Reorganized Debtors' respective new Board of Directors or any of their stockholders, to execute and to deliver to WFF all definitive documentation relating to the New WFF Loan and Security Agreement.

33. Retention of Jurisdiction

This Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and decretal paragraph "25" below.

DECREES

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED, AS FOLLOWS:

1. Confirmation

Pursuant to Section 1129 of the Code, the Plan (as modified by the modifications set forth in decretal paragraph "18" hereof), be, and it hereby is, confirmed. All provisions of the Plan be, and hereby are, operative and enforceable.

2. Provisions of Plan and Order Non-Severable and Mutually Dependent

The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent. Any conflict between the Plan and this Confirmation Order shall be resolved by reference to this Confirmation Order.

3. Plan Classification Controlling

The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan and (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount or classification of such Claims or Equity Interests under the Plan for distribution purposes.

4. Discharge

Except as otherwise provided in the Plan or this Confirmation Order and subject to Section 1141(d)(1) of the Code, upon the Effective Date, all debts of, Claims against and Equity Interests in any of the Debtors, their assets, or properties, shall be discharged and released. The discharge of the Debtors shall be effective as to each debt, Claim or Equity Interest, regardless of whether a proof of Claim or proof of interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged debt, Claim and Equity Interest, all persons, entities and governmental units (including, without limitation, any Holder of a debt, Claim or Equity Interest) shall be precluded from asserting against any Debtor or Reorganized Debtor or against such Debtor's or Reorganized Debtor's assets or properties, any other or further debt, Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

5. Releases and Indemnification by Debtors

Except as otherwise specifically provided for in the Plan or this Confirmation Order, for good and valuable consideration, including but not limited to the service of the D&O Releasees, the Committee Releasees and the Funding Guarantor Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, and based on the evidence submitted at the Confirmation Hearing, effective as of the Effective Date, the Debtors and the Reorganized Debtors hereby release (i) the WFF Group, (ii) the D&O Releasees, (iii) the Funding Guarantor Releasees, and (iv) the Committee Releasees (collectively, the "Releasees"), from any and all Claims, obligations, rights, suits, damages, Causes of Action, Claims asserted in the Derivative Suits, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except for claims and liabilities (x) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (y) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries. Notwithstanding the foregoing, neither the Debtors, the Reorganized Debtors, nor any other party shall be construed under the Plan or this Confirmation Order to have released or compromised in any way their rights including Causes of Action against Paul Frame, Cynthia Moulton and Franklin Cardwell & Jones, P.C. The Reorganized Debtors shall support and defend the Plan, and defend the Releasees with respect to the relief provided to the Releasees under the Plan, by enforcing all Plan provisions in the Bankruptcy Court or any other court, and by paying any and all fees, costs or other expenses incurred in the defense of the Releasees, to the extent necessary to effectuate and enforce the releases set forth herein, against any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities, except to the extent limited in this paragraph "5". The Reorganized Debtors shall defend and fully indemnify the Releasees with respect to the exclusions set forth in Section 10.4(b) of the Plan regarding any and all federal, state or local tax statutes, regulations and/or rules, and any and all federal, state or local environmental statutes, regulations and/or rules unless there is a final determination that such liability is the result of fraud or willful misconduct. The Reorganized Debtors shall fully indemnify the Releasees for any act or omission, transaction, agreement, event or other occurrence that occurs after the Petition Date, except for those acts or omissions that are the result of fraud or willful misconduct.

6. Limited Releases by Holders of Claims and Equity Interests

On the Effective Date (and in the case of Class 3 Creditors, upon payment in full) each Holder of a Claim and/or Equity Interest, except as otherwise provided in the Plan or this Confirmation Order, and the Committee shall be deemed to have released the Reorganized Debtors, the Releasees and the Holder of the Pearlman Claims from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date (and in the case of Class 3 Creditors, on or before payment in full) in any way relating or pertaining to (i) the Chapter 11 Cases, (ii) the Debtors as debtors-in-possession, or (iii) the negotiation, formulation and preparation of the Plan or the documents in the Plan Supplement, except that no party shall be released from acts or omissions which are the result of fraud, willful misconduct, gross negligence or, with respect to officers and directors of the Debtors, the usurpation of any corporate opportunity, and the provisions of this paragraph "6" shall not release or discharge any such Persons from any liabilities arising under (i) the Internal Revenue Code, (ii) the environmental laws of the United States, or (iii) any criminal laws of the United States or of any state. The foregoing release of the Releasees and the Holder of the Pearlman Claims, is in consideration for their services rendered during the Chapter 11 Cases, the essential nature of such release to the Plan, the impact that any claims against D&O Releasees or the Holder of the Pearlman Claims could have on the D&O Insurance Policies and other property of the estates, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

7. Limited Indemnification of Directors, Officers and Employees

The limited indemnification of directors, officers and employees be and it hereby is, approved as set forth in Sections 6.4, 10.4(a) and 10.4(b) of the Plan.

8. Exculpation

As of the Effective Date, the Debtors, the Releasees and their respective advisors, attorneys, agents or any professionals retained by them (acting in such capacity) shall neither have nor incur any liability to, nor be subject to any right of action by, any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or effectiveness of the Plan, the Disclosure Statement, the solicitation of votes for and the pursuit of Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of this paragraph "8" shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, recklessness or willful misconduct.

9. Preservation of Rights of Action

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Code, the Reorganized Debtors shall retain and may exclusively enforce any claims, rights and Causes of Action, including any claims against Paul Frame, Cindy Moulton and Franklin Cardwell & Jones, P.C., and in the Derivative Suits, that the Debtors or the Estates may hold against any Person or Entity that have not been released under the Plan. The Reorganized Debtors may pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. All Causes of Action, rights or avoidance actions, claims, whether known or unknown, against any defendant in the Derivative Suits, or against any Entity arising from the same, similar or related operative facts which have been or may be brought, are preserved solely and exclusively for the Reorganized Debtors. These retained claims include, but are not limited to, actions or Causes of Action against Paul Frame, Cindy Moulton and Franklin Cardwell & Jones, P.C.

10. Cancellation of Equity Interests in Seitel and Exchange of Old Seitel Common Stock for Reorganized Seitel Common Stock and Shareholder Warrants

At the close of business on the Effective Date, without any further action by the Debtors, Reorganized Debtors or any record Holder, and except as specifically provided in the Plan or this Confirmation Order, (a) the Equity Interests, after giving effect to the provisions of Section 3.2(g) of the Plan and to the extent not theretofore cancelled, automatically shall be cancelled and (b) the obligations of the Debtors in respect of the Equity Interests in Seitel and under the Debtors' certificates of incorporation or certificates of designations, and under any other agreements or instruments governing Equity Interests in Seitel, then in effect, and all rights and interests of the Holders in respect thereof shall be discharged and extinguished.

11. Binding Effect

Except as otherwise provided in Section 1141(d) of the Code, on and after the Confirmation Date, the provisions of the Plan shall bind any and all Holders of Claims against, or Equity Interests in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such Holder is impaired under the Plan and whether or not such Holder has accepted the Plan.

12. Revesting of Assets

The property of the estates of the respective Debtors will vest in the respective Reorganized Debtors on the Effective Date, free and clear of all Claims, liens, charges or other encumbrances and Equity Interests (other than Reorganized Seitel Common Stock and New Equity Subsidiary Equity Interests), provided, however, (i) that the liens of WFF shall remain upon the Debtors' assets until the DIP Financing Claim has been indefeasibly paid in full as provided in the Plan; and (ii) the new liens and security interests of WFF shall attach to the Reorganized Debtors' assets pursuant to the terms and conditions of the New WFF Credit Documents. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Code or Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

13. Continued Corporate Existence

Except as provided below with respect to the dissolution of the No Asset Debtors, the Reorganized Debtors shall continue their separate corporate existences on and after the Effective Date, with all express, incidental and attendant powers granted to them under their respective organizational instruments and the laws of the respective states of their organization and without prejudice to any right thereafter to alter or terminate such existence (whether by contract, operation of law or otherwise) under such applicable state law. At the election of the Reorganized Debtors, with the consent of the Committee and the Funding Guarantors (not to be unreasonably withheld), some or all of the No Asset Debtors as may be designated in the Plan Supplement shall be dissolved as of the Effective Date without further action of the Debtors, the Reorganized Debtors or any record Holder and this Confirmation Order shall constitute an order dissolving such No Asset Debtors.

14. Injunction

Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons and Entities that have held, currently hold or may hold a Claim or Interest (including a Securities Claim) or other debt or liability or an Equity Interest or other right of an equity security holder that is terminated under the Plan are forbidden from taking any of the following actions against the Debtors, the Reorganized Debtors, the Estates or their respective property on account of any such Claims (including Securities Claims) or other debts, liabilities or Equity Interests or other terminated Equity Interests or rights: (a) commencing or continuing in any manner, any suit, action or other proceeding on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to Article X of the Plan; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) asserting a setoff of any kind against any debt, liability or obligation due to the Debtors; (d) creating, perfecting or enforcing any lien or encumbrance; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code, provided, however, that the foregoing injunction shall not preclude police or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything in Section 10.7 of the Plan to the contrary, the rights of any Person or Entity to recoupment or subrogation are preserved.

15. Continuation of Automatic Stay

Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate Order of the Court, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through and including the Guarantee Performance Date.

16. Assumed Contracts and Leases

(a) As of the Effective Date, the customer Data License Agreements, the D&O Insurance Policies, the Insurance Coverage of the Debtors and the retention and bonus agreements with the chairman, chief executive officer and chief financial officer of the Debtors, shall be deemed assumed by the Reorganized Debtors in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code except any such customer Data License Agreements, D&O Insurance Policies and the Insurance Coverage that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date (which shall thereafter be rejected, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list Filed on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of this Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Any and all reimbursements made under the D&O Insurance Policies on account of defense costs paid by the Debtors and/or the Reorganized Debtors before or after the Petition Date shall be paid directly to the Debtors to the extent such reimbursements are made after the Effective Date.

(b) Except for the customer Data License Agreements, D&O Insurance Policies, the Insurance Coverage, and the retention and bonus agreements with the chairman, chief executive officer and chief financial officer of the Debtors, as of the Effective Date, all employment agreements, plans and executory contracts and unexpired leases of the Debtors shall be deemed rejected by the Reorganized Debtors in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code except those employment agreements, plans and executory contracts and unexpired leases that (1) have been assumed by order of the Bankruptcy Court, (2) are the subject of a motion to assume pending on the Effective Date (which shall thereafter be assumed, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list Filed on or before the Confirmation Date, as to be assumed, or (4) are assumed pursuant to the terms of the Plan (including, without limitation, the Funding Agreement). Entry of this Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

(c) Each executory contract and unexpired lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

(d) All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry of the order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time shall be forever barred from assertion against the Debtors, the Reorganized Debtors or the Estates and their property unless otherwise ordered by the Bankruptcy Court or provided in the Plan.

(e) Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

(f) Except as otherwise expressly provided in the Plan or by separate motion, all programs of the Debtors applicable to its current employees with respect to 401(k) plans, health care plans, disability insurance plans, life insurance plans, accidental death, and dismemberment insurance plans, vacation allowances and educational reimbursement plans are treated as executory contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code; provided, however, that nothing contained in the Plan or herein shall cause the assumption of any plan or program that requires the issuance of any Equity Interests or any Reorganized Seitel Common Stock.

17. Subordination

This Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Plan. All Securities Claims are deemed to be permanently subordinated pursuant to the terms of Section 510(b) of the Bankruptcy Code, and as such, have been placed in a separate Class.

18. Modifications to Plan

At the request of its proponents, the Plan is hereby modified pursuant to Section 1127(a) of the Code as follows:

(a) A new paragraph 5.12(e) of the Plan shall provide as follows:

High Yield Indenture. The new securities, notes and other evidences of indebtedness of the Reorganized Debtors to be issued in the High Yield Offering shall (i) not mature, by their terms until at least the seventh anniversary date of the original issuance date thereof, (ii) be optionally redeemable by the Reorganized Debtors in whole or in part after the fourth anniversary of the original issuance date thereof and up to 35% will be optionally redeemable until the third anniversary of the original issuance date thereof from proceeds of certain equity offerings, (iii) be issued by Reorganized Seitel and guaranteed by any domestic subsidiaries of Reorganized Seitel, (iv) be general unsecured obligations of Reorganized Seitel and each guarantor, (v) be effectively, but not contractually, subordinated to all indebtedness and other obligations under the New WFF Credit Documents to the extent of the value of the assets and other collateral securing the indebtedness and obligations under the New WFF Credit Documents, and (vi) be in form and substance reasonably satisfactory to WFF under the Revolving Credit Facility and its counsel. The High Yield Offering documents, inclusive of the Indenture, the notes, the purchase agreement, the escrow agreement and the registration rights agreement to be executed by the Reorganized Debtors, and such other instruments, documents, certificates, opinions and assurances as UBS and Jefferies may request in connection with the High Yield Offering, are in the best interests of the Debtors, the Debtors' estates, and the Reorganized Debtors, have been negotiated in good faith and at arm's length and without intent to hinder, to delay or to defraud any Creditor of the Debtors or the Reorganized Debtors, and the transactions contemplated thereunder shall be deemed to have been entered into in good faith and for good and valuable consideration and in exchange for reasonably equivalent value and following the consummation of the transactions contemplated none of the Reorganized Debtors will be left with unreasonably small capital.

(b) Injunction. The injunction provision of the Plan, Section 10.7, shall be modified and replaced with the text set forth in decretal Paragraph "14" hereof.

(c) Definitions. The definition of "Funding Guarantors" set forth in Section 1.1 of the Plan is modified to provide as follows:

"Funding Guarantors" means, collectively, HBV, acting on behalf of itself and certain affiliated funds and accounts managed by it (together with HBV, the "HBV Investors"), and together with any other entities (the "Other Investors") that are identified to the Reorganized Debtors by HBV in writing not more than seven (7) nor less than three (3) days prior to the Guarantee Performance Date; provided, that such Other Investors shall consist of a limited number of (i) "qualified institutional buyers" as defined in Rule 144A under the Securities Act, and/or (ii) "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, which are institutions; and provided, further, that each such Other Investor shall execute a separate subscription agreement with the Reorganized Debtor containing terms and conditions no less favorable to the Reorganized Debtor than those set forth in the Funding Agreement or any definitive documentation with respect thereto; it being hereby understood and acknowledged that such Other Investors shall have no rights or obligations under the Funding Agreement or any definitive documentation with respect thereto. Without limiting the generality of anything set forth in this Plan, whenever in any provision of the Plan it is contemplated or required that any notice(s) or information shall be provided to the Funding Guarantors, it is hereby intended and such provision shall be deemed satisfied by delivery of such notice(s) and information to HBV in its capacity, solely for purposes of the implementation of this Plan, as representative of the Funding Guarantors.

(d) Reverse Stock Split. The definition of "Reverse Stock Split" set forth in Section 1.1 of the Plan, together with all other references to such Reverse Stock Split in the Plan, hereby are, with the consent of the Funding Guarantors and the Committee, deleted.

(e) Directors and Officers. Section 5.6 of the Plan, which addresses the selection of the directors and officers of the Reorganized Debtors, is, with the consent of the Funding Guarantors and the Committee, amended to remove from Section 5.6(b)(i)(B)(II) the requirement that the Class 2 director selected by the Current Chairman satisfy the Audit Committee Rules.

The Plan and the modifications set forth above in this Paragraph "18" together shall constitute the Plan.

19. General Authorizations; Plan Modifications

Pursuant to Section 1142(b) of the Code, (i) the Debtors, (ii) the Reorganized Debtors, and (iii) all other necessary parties are authorized and empowered to (x) execute and deliver any instrument, agreement or document and (y) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan. Subject to the limitations contained in the Plan, (1) the Debtors reserve the right in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of this Confirmation Order, and (2) after the entry of this Confirmation Order, the Debtors, may, upon the consent of the Committee and the Funding Guarantors, and order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

20. Authorizations Under Applicable State Law

The Debtors and the Reorganized Debtors are authorized, empowered, and directed pursuant to Section 105 of the Code and, as applicable, the General Corporation Law of the State of Delaware, to take any and all actions necessary or desirable to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation:

(a) to reconstitute the boards of directors of each of the Reorganized Debtors (and all committees thereof);

(b) to amend the Articles of Incorporation, the Certificates of Incorporation and By-laws of each of the Reorganized Debtors;

(c) to take any and all actions necessary to transfer the Plan Securities and New Subsidiary Equity Interests; and

(d) to authorize the appropriate officers of the Reorganized Debtors to execute any documents, instruments or agreements necessary, desirable, or required to comply with the terms and conditions of the Plan and consummation of the Plan (each, a "Plan Document").

21. Survival of Provisions of DIP Financing Orders

Notwithstanding anything to the contrary contained in the Plan or in this Confirmation Order, until the DIP Financing Claim has been indefeasibly paid in full, (i) the DIP Financing Orders and all of the liens, protections, benefits and priorities provided by the Debtors to WFF, as the holder of the DIP Financing Claim, shall survive the Confirmation Date and continue in full force and effect; and (ii) the terms and conditions of the DIP Credit Agreement shall continue in full force and effect, including, but not limited to, the conditions of borrowing, interest rate, payment, collateral, priority, events of default, and expiration date. The Debtors and/or the Reorganized Debtors shall satisfy the DIP Financing Claim indefeasibly and in full in Cash on the earliest of an event of default (as provided under the DIP Financing Facility loan documents), June 30, 2004, and the Effective Date (the "Payoff Date") in accordance with the DIP Credit Agreement and the Plan. WFF shall not be required to seek approval of this Court for any fees, payments, costs, or expenses incurred by WFF and to be paid to WFF on its DIP Financing Claim. The Debtors and the Reorganized Debtors shall execute and deliver to WFF a payoff and release letter, consistent with the terms of the Plan (the "Payoff Letter"). The terms and conditions of the Payoff Letter as may be finalized, upon the execution by the Debtors, the Reorganized Debtors, and WFF shall constitute the legal, valid, and binding obligations of the Debtors and the Reorganized Debtors in accordance with its terms and is entered into for good and valuable consideration, including the benefits of the Plan. Nothing in this Confirmation Order or in the Plan shall release, adversely modify or impair the enforceability of any obligation entered into or created in connection with the Payoff Letter. The Reorganized Debtors are authorized, without further approval of the Court, its board of directors or shareholders, to execute and deliver the Payoff Letter and all definitive documentation relating to the Payoff Letter. Further, pursuant to the terms of the Payoff Letter, as of the Payoff Date, WFF (and the WFF Group), and any collateral of WFF, shall be released and discharged from any and all liability relating to a Carve-Out (as provided under the DIP Financing Orders).

22. Exemption From Certain Transfer Taxes

Pursuant to Section 1146 of the Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, this Confirmation Order, shall not be taxed under any law imposing a stamp tax or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any country, city of governmental unit in which any instrument hereunder is to be recorded is hereby ordered and directed to accept such instrument without requiring the payment of any filing fees, stamp tax or similar tax.

23. Professional Compensation and Reimbursement Claims

All final applications for Professional Fees for services rendered and disbursements incurred, in connection with the Chapter 11 Cases prior to the Effective Date shall be Filed not later than thirty (30) days after the Effective Date. Professional Fees for services rendered, and disbursements incurred, from and after the Effective Date shall be paid by the Reorganized Debtors in the ordinary course.

24. Payment of Fees

All fees payable pursuant to 28 U.S.C. § 1930, as may be determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Code, shall be paid on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim and be treated in accordance with Section 2.1 of the Plan.

25. Effect of Failure of Conditions

If one or more of the conditions specified in Section 9.1 of the Plan have not occurred and have not been waived on or before July 31, 2004, and unless waived or extended pursuant to the terms of Section 9.2 of the Plan, (a) this Confirmation Order shall be vacated and the Plan shall be null and void in all respects, (b) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Effective Date as though the Effective Date never occurred, (c) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors, and (d) nothing contained in the Plan or the Disclosure Statement shall constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

26. Retention of Jurisdiction

Pursuant to Sections 105(a) and 1142 of the Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court, except as otherwise provided herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan as set forth in Article XI of the Plan and to the fullest extent permitted by law.

27. Execution by Third Parties

Each and every federal, state and local governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in county and state offices where the Certificates of Incorporation or any other Plan Document may need to be filed in order to effectuate the Plan.

28. Exemption from Securities Laws

Except as provided below, the offer, sale and issuance of Plan Securities as provided in the Plan shall be exempt from the registration requirements of the Securities Act, pursuant to Section 1145(a) of the Code, such that the securities may be resold by the Holders thereof without transfer restrictions pursuant to Section 5 of and Rule 144 or Regulation S under the Securities Act, except to the extent that any such Holder is deemed to be an "underwriter" as defined in Section 1145(b)(1) of the Code with respect to such securities. The offer and sale of the New Senior Notes in the High Yield Offering to the Initial Purchasers shall be exempt from Securities Act registration pursuant to Section 4(2) thereof and equivalent state securities and "blue sky" laws the resale thereof by the Initial Purchasers to "qualified institutional buyers" and a limited number of "accredited investors" (within the meaning of Rule 501(a) (1), (2), (3) and (7) of Regulation D under the Securities Act) shall be conducted in accordance with Rule 144A under the Securities Act or to persons in offshore transactions in reliance on Regulation S under the Securities Act. In the event that the issuance of any Plan Securities to the Funding Guarantors is deemed not to qualify for the exemption from the registration requirement provided under Section 1145(a)(1) of the Code, such Plan Securities will be issued in accordance with Section 4(2) of the Securities Act. The Shareholder Warrants shall not be exercisable until the Offered Shares Registration Statement is declared effective by the SEC.

29. Good Faith Purchaser

Pursuant to Sections 363, 1123(a)(5)(D) and 1123(b)(4) of the Code, the Debtors be, and they hereby are, authorized to transfer the Plan Securities and New Subsidiary Equity Interests to the parties entitled thereto pursuant to the Plan, free and clear of all Liens, Claims and encumbrances.

30. Notice of Entry of Confirmation Order

On or before the fifth (5th) business day following entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Rules 2002(f)(7), 2002(k) and 3020(c) on all Creditors, counsel for the Committee, counsel for WFF, counsel for the Largest Creditors, counsel for Mellon HBV, and other parties in interest, by causing a notice of entry of this Confirmation Order to be delivered to such parties by first class mail, postage prepaid.

31. References to Plan Provisions

The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety, as modified by this Confirmation Order.

32. Confirmation Order Controlling

If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

33. Reversal

If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all Plan Documents or any amendments or modifications thereto.

34. Applicable Non-Bankruptcy Law

Pursuant to Sections 1123(a) and 1142(a) of the Code, the provisions of this Confirmation Order, the Plan and the Plan Documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

35. Rule 9019(a) Settlement

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and Equity Interests or controversies resolved pursuant to the Plan. The entry of this Confirmation Order constitutes the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings herein constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the estates, and any Entity holding Claims or Equity Interests against the Debtors.

36. Issuance of New Options

Notwithstanding any provision in the Plan or this Confirmation Order to the contrary, on the Effective Date, to the extent not previously exercised, Reorganized Seitel shall issue to Mr. Fred S. Zeidman new options to purchase 100,000 shares of Reorganized Seitel Common Stock and issue to Mr. Robert Knauss new options to purchase 10,000 shares of Reorganized Seitel Common Stock, in each case, upon terms and conditions substantially similar to such existing optionees' options granted under the Seitel, Inc. Non-Employee Directors' Stock Option Plan.

37. Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan

Notwithstanding any provision in the Plan or this Confirmation Order to the contrary, Walter M. Craig, William Lerner, John E. Stieglitz, and Fred S. Zeidman are each entitled to and earned 5,928.895 deferred shares of Old Seitel Common Stock pursuant to the Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan (the "Deferred Compensation Plan") and each shall have a Class 3 Claim in respect of those deferred shares (to the extent such deferred shares were fully vested and earned prior to the Confirmation Date) in an amount equal to seventy-five percent (75%) of the value of such deferred shares multiplied by the closing price of Old Seitel Common Stock on the Confirmation Date.

38. Investment Bankers' Retention for Plan Transactions

The retention and engagement of UBS and Jefferies, in accordance with the terms of their respective engagement letters (including without limitation the compensation, expense reimbursement, indemnification and exclusivity provisions thereof), each as annexed as exhibits to the Plan Supplement, be, and hereby is, approved pursuant to Sections 105 and 363(b) of the Code in aid of confirmation of the Plan and of effectuation of the transactions set forth therein. Notwithstanding anything to the contrary herein, in the Plan or in the respective engagement letters, neither the Debtors, UBS nor Jefferies shall be required to seek or obtain any further approval of this Court for any payment to UBS or Jefferies pursuant to such engagement letters. The Bankruptcy Court's prior order authorizing retention and engagement of Jefferies as investment banker to the Debtors be, and hereby is, amended hereby and to the extent set forth herein.

39. Commitment Letter and Exit Revolver

(a) The Debtors and Seitel, on behalf of the Reorganized Debtors are hereby authorized to enter into Commitment Letter with WFF, and to take any and all actions, including the execution and delivery of all such other documents consistent with the terms of the Commitment Letter.

(b) Upon the Effective Date, the Reorganized Debtors and each other Person having duties or responsibilities under the Plan, and all documents related thereto, and their respective directors, officers, general partners, managers, agents, representatives, and attorneys, are authorized and empowered to perform such other acts as are consistent with, and necessary or appropriate to, implement, effectuate and consummate the Plan, the Plan Documents (inclusive of the New WFF Credit Documents and the New WFF Loan and Security Agreement, as may be finalized, upon execution thereof by, among others, the Reorganized Debtors and WFF), and this Confirmation Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Bankruptcy Court or further action by their respective directors or stockholders, and with like effect as if such actions had been taken by unanimous action of the respective directors and stockholders of such Persons. The President, Chief Executive Officer, Chief Financial Officer, Secretary or any Assistant of the Debtors or the Reorganized Debtors shall be, and hereby are, authorized to certify or attest to any of the foregoing actions and to execute such documents as may be necessary to effectuate the Plan and the Plan Documents as described above. Without limiting the generality of the foregoing, this Confirmation Order shall constitute all approvals and consents, if any, required by the General Corporation Law of the State of Delaware and all other applicable business corporation, trust and other laws of the applicable governmental units with respect to the Debtors' and the Reorganized Debtors' implementation and consummation of the Plan, the Plan Documents and this Confirmation Order and the transactions contemplated thereby.

(c) The Debtors and the Reorganized Debtors are hereby authorized to enter into new credit facilities with WFF, consistent with the Commitment Letter and the testimony offered at the Confirmation Hearing.

(d) The New WFF Credit Documents (inclusive of New WFF Loan and Security Agreement) as may be finalized, upon execution thereof by WFF and the Reorganized Debtors, are hereby authorized and approved.

40. High Yield Offering - Escrowed Proceeds

Unless and until the proceeds of the High Yield Offering have been released to the Debtors or Reorganized Debtors from the escrow provided for in Section 7.1 of the Plan in accordance with the terms thereof (and the applicable escrow agreement), such funds shall not constitute property of the estates of the Debtors or of the Reorganized Debtors.

41. Specific Performance

. As set forth in Section 5.8(e) of the Plan, the Funding Agreement is subject to enforcement by the Bankruptcy Court by specific performance.

42. Effectiveness of Order

Notwithstanding Rules 3020(e), 6004(g), 6006(d) and 7062, or any other provision of the Code or the Rules, or Federal Rule of Civil Procedure 62(a), this Confirmation Order shall be effective immediately upon its entry and the Debtors are authorized to consummate the Plan immediately after entry of this Confirmation Order, subject to the conditions to effectiveness thereof as set forth in the Plan. This Confirmation Order is and shall be deemed to be a separate order with respect to each of the Debtors for all purposes.

43. Objections Overruled

Except as otherwise expressly provided in this Confirmation Order, each of the Objections, to the extent not resolved or withdrawn, is denied and overruled.

Dated: March 18, 2004

Wilmington, Delaware

/s/ Peter J. Walsh

PETER J. WALSH

UNITED STATES BANKRUPTCY JUDGE